Exhibit 99.1

Jack in the Box Inc. Provides Business Update and Response to COVID-19

SAN DIEGO--(BUSINESS WIRE)--April 15, 2020--Jack in the Box Inc. (NASDAQ: JACK) today reported an update on the impact of the COVID-19 pandemic to its operations and financial performance and the company’s response.

Business Update

Same-store Sales

Jack in the Box® system same-store sales for the second quarter ended April 12, 2020 are projected to decrease 4.2 percent. Prior to the weeks impacted by the COVID-19 pandemic, system same-store sales quarter-to-date through March 8, 2020 increased 5.2 percent.

Increase/(Decrease) in same-store sales (Unaudited):

	For Quarter Ended April 12, 2020
	Seven weeks ended March 8, 2020	Five weeks ended April 12, 2020	Twelve weeks ended April 12, 2020
Company	5.1%	(16.8)%	(4.1)%
Franchise	5.3%	(17.0)%	(4.2)%
System	5.2%	(17.0)%	(4.2)%

Closures

Throughout the second quarter, the company had minimal temporary closures, with over 99 percent of restaurants open on each day during the COVID-19 pandemic. As previously disclosed, all locations are operating in an off-premise capacity.

Response to COVID-19

“While we navigate through this time of uncertainty, Jack in the Box remains committed to operating our restaurants with integrity, providing great guest service, and most importantly, protecting the health and safety of our employees and guests.

“We thank our franchisees for their partnership in upholding a variety of rigorous safety procedures, including implementing heightened sanitation requirements, practicing employee social distancing, and adhering to glove and mask protocol for all patrons and workers. We are cognizant of the economic burden on our franchisees as a result of this pandemic and want to ensure their financial health during these difficult times.

“We thank our employees, franchisees and partners for their tireless efforts to keep our drive-thrus open so that we may continue to serve our communities. We entered into this crisis in a position of strength, and we intend to emerge out of it even stronger,” said Lenny Comma, chairman and chief executive officer.

Restaurant Support

To support restaurant-level employees, the company has taken the following actions:

  Implemented a new Emergency Paid Sick Leave program at company-owned restaurants, which extends coverage in the event employees are quarantining, to care of themselves or a family member.
  Provided protective masks and thermometers to each of the restaurants across the system, both company-owned and franchised.

Community Support

To aid communities in which Jack in the Box operates, the company and its franchisees have provided the following assistance:

  Franchisees have supported local neighborhoods by donating gloves, providing free meals to first responders, and offering major discounts to public transportation workers.
  The company has donated 10,000 discontinued uniform shirts to a renowned designer to convert into masks for first responders.

Franchise Support

In response to the economic burden associated with the COVID-19 pandemic, the company has taken the following actions to ensure financial health of its valued franchise operators during these difficult times:

  Marketing fee reduction and collection postponement: Reduced April marketing fees from 5 percent to 4 percent of gross restaurant sales and postponed collection of these marketing fees. Marketing fees will be collected over the course of 24 months to commence at a future date that will be determined by the company.
  Rental payment collection postponement: Postponed the collection of approximately 40% of April franchisee rental payments to the company, to be collected by the company over three months beginning in July. In addition, the company is actively negotiating the underlying payment terms on land and buildings in which the company is the primary lessee, and any benefit the company is able to procure will be passed through to the respective franchisees.
  Delayed all fiscal 2020 franchise development agreements by at least six months and suspended other required capital investments.

These relief efforts will not have a material impact on the company’s income statement but will be reflected on the balance sheet and cash flow statements. The company will continue to monitor the situation closely and may consider additional assistance to franchisees if the situation warrants.

Capital Allocation and Liquidity Position

The company has temporarily paused its share repurchase program and did not buy back any shares in the second quarter.

The company drew down $100 million on its credit facility as previously disclosed, and subsequently drew down the remaining $8 million available under the credit facility. The company expects to report over $165 million in cash on the balance sheet as of the end of the second quarter.

Withdrawing 2020 Guidance

Due to the unprecedented adverse impact of the COVID-19 pandemic on business results, the company is withdrawing its guidance for the fiscal year ending September 27, 2020 and suspending all forward-looking guidance for 2020. The company will provide an update when it can reasonably estimate the impacts of the COVID-19 pandemic on business results.

Upcoming Investor Communication

The company currently plans to release its second quarter earnings on Wednesday, May 13, 2020, after market close. The company will host a conference call for financial analysts and investors on Thursday, May 14, 2020, beginning at 8:30 a.m. PT (11:30 a.m. ET).

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Known as the pioneer of all-day breakfast, and the late night category, Jack in the Box prides itself on being the curly fry in a world of regular fries. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com. If you have media inquiries, please reach out to media@jackinthebox.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding projected system same-store sales for the second quarter ended April 12, 2020 and further impacts that COVID-19 pandemic may have on our future operations. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the potential impacts to our business and operations resulting from the coronavirus COVID-19 pandemic, the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A and operate efficiently; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, including federal, state and local policies regarding mitigation strategies for controlling the coronavirus COVID-19 pandemic, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Contacts

Investor Contact:
Rachel Webb, (858) 571-2683